KENNEDY WILSON

# Q1 2018 | EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL INFORMATION

Kennedy-Wilson Holdings, Inc.
Supplemental Financial Information
For the Quarter Ended March 31, 2018

Cover
The property depicted on the cover of this earnings release and supplemental financial information is Mission Hills, an apartment community in Camarillo, California.

Certain terms used in this release are defined below under the caption "Common Definitions". Certain information included in this release constitutes non-GAAP financial measures. For a definition of the non-GAAP financial measures used in this release, see "Common Definitions" below, and for a reconciliation of those measures to their most comparable GAAP measure, see the tables set forth in the Company's supplemental financial information available at www.kennedywilson.com.

Contact: Daven Bhavsar, CFA
Director of Investor Relations
(310) 887-3431
dbhavsar@kennedywilson.com	151 S. El Camino Drive
www.kennedywilson.com	Beverly Hills, CA 90212

NEWS RELEASE

KENNEDY WILSON REPORTS FIRST QUARTER 2018 RESULTS

BEVERLY HILLS, Calif. (May 2, 2018) - Kennedy-Wilson Holdings, Inc. (NYSE: KW) today reported results for 1Q-2018:

	1Q
(Amounts in millions, except per share data)	2018	2017
GAAP Results
GAAP Net (Loss) Income to Common Shareholders	($2.4)	$0.8
Per Diluted Share	(0.02)	—

Non-GAAP Results
Adjusted EBITDA	$122.6	$77.3
Adjusted Net Income	63.2	42.7
*Please refer to pages 12-13 for a reconciliation of GAAP to Non-GAAP results
"We are pleased to report a strong first quarter of results driven by the full impact of the KWE acquisition as well as a strong increase in NOI across the portfolio," said William McMorrow, Chairman and CEO of Kennedy Wilson. "We are making great progress on our asset sale program and have simultaneously executed half of our recently announced $250 million share repurchase, all resulting in a great start to 2018."

1Q Highlights

•	Financial Metrics: Adjusted EBITDA increased by 59% and Adjusted Net Income increased by 48% over 1Q-17.

•	In-place Estimated Annual NOI: Estimated Annual NOI from the stabilized portfolio increased by 5% to $461 million from $439 million at year-end 2017.

◦
Development and Unstabilized NOI: $7 million of Estimated Annual NOI was added to the stabilized portfolio through the lease up of The Chase, a 173,400 sq ft office property in Dublin, Ireland and Clancy Quay phase 2, totaling 163 multifamily units in Dublin, Ireland. An additional $32 million of Estimated Annual NOI is expected to be in place by the end of 2019 through the completion of development and stabilization initiatives.

•
$250 Million Share Repurchase Program: On March 20, 2018, the Company's Board of Directors authorized a new $250 million share repurchase plan. As of May 1, 2018, 7.0 million shares totaling $124 million under its new plan were repurchased and cancelled. In total, the Company has repurchased

7.6 million shares totaling $133 million in 2018 (including purchases under the previously approved plan). Future purchases under the program may be made in the open market, in privately negotiated transactions, through the net settlement of the company’s restricted stock grants or otherwise, with the amount and timing of the repurchases dependent on market conditions and subject to the Company's discretion.

•	Strong Same Property Performance: The 1Q change in same property results are as follows:

	1Q - 2018 vs 1Q - 2017
	Occupancy	Revenue	NOI
Multifamily - Market Rate	0.4%	5.9%	7.9%
Multifamily - Affordable	(0.4)%	4.6%	5.6%
Commercial	0.2%	2.5%	1.8%
Hotel	N/A	(1.0)%	1.0%
Total		3.2%	4.2%

•	Gains: Pro-rata share of total gains in 1Q-2018 was $41 million, an increase of $17 million from 1Q-2017:

◦	Realized Gains: Realized gains on sale of real estate totaled $29 million, an increase of $21 million from 1Q-2017.

◦	Fair Value Gains: Fair value gains totaled $12 million, a decrease of $4 million from 1Q-2017.

$468 Million in 1Q-2018 Investment Activity

•	Investment Transactions: The Company, together with its equity partners, completed the following:

($ in millions)	Gross	Kennedy Wilson's Share
Q1 - 2018	Aggregate Purchase /Sale Price	Income Producing	Non-income Producing	Total	Estimated Annual NOI	KW Cap Rate(1)
Acquisitions	$299.0	$113.1	$38.8	$151.9	$6.2	5.5%
Dispositions	169.0	121.2	11.5	132.7	6.2	5.1%
Total Transactions	$468.0			$284.6
*Please see additional footnotes as the end of the earnings release.

Investment Management and Real Estate Services Business
For 1Q-2018, the Company's Investment Management and Real Estate Services segment reported the following results:

•
Adjusted Fees: For the quarter, adjusted fees were $23 million, a decrease of $4 million from 1Q-2017. The decrease was due to a reduction in management fees (as a result of the acquisition of KWE) and the sale of the Company's investment in a loan servicing platform in Spain in 4Q-2017. This was offset by a $4 million increase in performance fees on fund investments.

Balance Sheet and Liquidity

•
Bond Issuance: The Company issued an additional $250 million of its 5.875% senior unsecured notes due 2024. Simultaneous with the bond issuance, the Company entered into Euro cross-currency swap agreements totaling $200 million effectively reducing the fixed annual cash interest cost to 3.831% per year for five years. The bond proceeds were used to reduce the outstanding balance on the Company's credit facility.

•
Debt Profile: As of March 31, 2018, Kennedy Wilson's debt had a weighted average interest rate of 3.8% and a weighted average remaining maturity of 5.8 years. 74% of the Company's debt (at share) is fixed and another 15% hedged against increases in interest rates. The Company has 89% of its debt maturing after 2020.

•	Liquidity: As of March 31, 2018, liquidity totaled $933 million, including cash of $433 million and $500 million of undrawn capacity on its revolving line of credit.
Foreign Currency Fluctuations and Hedging
For 1Q-2018, changes in foreign currency rates increased consolidated revenue and Adjusted EBITDA by 6% compared to foreign currency rates as of March 31, 2017. During the quarter, the net increase in shareholder's equity related to fluctuations in foreign currency and related hedges (in the GBP and EUR) was $23 million compared to a net increase of $5 million during 1Q-2017.
Subsequent Events

The Company purchased The Elysian, a 206-unit multifamily property in Ireland for $108 million. Additionally, the Company and its equity partners sold three retail properties and one office property in the Western U.S., U.K. and Ireland, at an aggregate sales price of $43 million. The Company had an average ownership interest of 92% in these properties. The Company received a total of approximately $24 million in net proceeds from these transactions and expects to record a pre-tax gain on sale from these transactions of approximately $7 million.

The Company and its equity partners are under binding contracts to purchase one multifamily property, an office property, and three multifamily development sites in the Western U.S. for $116 million. The Company expects to have an average ownership of approximately 18% in these properties. The Company and its equity partners are also under separate binding contracts to sell six multifamily properties, one retail property, one office property, and one hotel in the Western U.S., U.K. and Italy, at an aggregate sales price of approximately $527 million. The Company has an average ownership interest of 56% in these properties. The Company currently expects to receive a total of approximately $196 million in net proceeds from these transactions and record a pre-tax gain on sale from these transactions of approximately $100 million. There can be no assurance that the Company will complete such transactions under contract.
Subsequent to the quarter end, the Company drew $100 million on its revolving credit facility. The Company currently expects to repay the full outstanding balance in Q2-18.
The Company’s board of directors elected Ms. Sanaz Zaimi as a director of the Company, effective April 26, 2018.  Ms. Zaimi currently serves as the Head of Global Fixed Income, Currencies and Commodities (FICC) Sales, within Bank of America Merrill Lynch (“BofAML”) and is based in London.
New US GAAP Guidance for Revenue Recognition
Effective January 1, 2018, Kennedy Wilson adopted new GAAP guidance on revenue recognition and implemented a change in accounting principles related to performance allocations (commonly referred to as “performance fees” or “carried interest”). This resulted in no material change to Kennedy Wilson’s GAAP or non-GAAP earnings. In connection with the adoption and change in accounting principle, the Company now accounts for performance allocations under the GAAP guidance for equity method investments, presents performance allocations as a component of income from unconsolidated investments, and would present certain incentive fee arrangements, to the extent that we have them, separately in our results. All prior periods have been conformed for these changes.

Footnotes for investment transactions table
(1) KW Cap rate includes only stabilized income-producing properties. Please see "common definitions" for a definition of cap rate.

Conference Call and Webcast Details
Kennedy Wilson will hold a live conference call and webcast to discuss results at 7:00 a.m. PT/ 10:00 a.m. ET on Thursday, May 3. The direct dial-in number for the conference call is (844) 340-4761 for U.S. callers and (412) 717-9616 for international callers.
A replay of the call will be available for one week beginning two hours after the live call and can be accessed by (877) 344-7529 for U.S. callers and (412) 317-0088 for international callers. The passcode for the replay is 10113123.
The webcast will be available at: https://services.choruscall.com/links/kw180503QTkCcn5z.html. A replay of the webcast will be available one hour after the original webcast on the Company’s investor relations web site for three months.
About Kennedy Wilson
Kennedy Wilson (NYSE:KW) is a leading global real estate investment company. We own, operate, and invest in real estate both on our own and through our investment management platform. We focus on multifamily and office properties located in the Western U.S., UK, and Ireland. For further information on
Kennedy Wilson, please visit www.kennedywilson.com.

Tables Follow

Kennedy-Wilson Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in millions)

	March 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$433.0	$351.3
Accounts receivable	48.3	62.7
Loan purchases and originations	29.7	84.7
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	6,665.6	6,443.7
Unconsolidated investments	544.1	519.3
Other assets	242.1	263.1
Total assets	$7,962.8	$7,724.8

Liabilities
Accounts payable	$23.6	$19.5
Accrued expenses and other liabilities	481.2	465.9
Mortgage debt	3,272.9	3,156.6
KW unsecured debt	1,248.9	1,179.4
KWE unsecured bonds	1,369.5	1,325.9
Total liabilities	6,396.1	6,147.3
Equity
Common stock	—	—
Additional paid-in capital	1,871.2	1,883.3
Accumulated deficit	(121.5)	(90.6)
Accumulated other comprehensive loss	(404.3)	(427.1)
Total Kennedy-Wilson Holdings, Inc. shareholders’ equity	1,345.4	1,365.6
Noncontrolling interests	221.3	211.9
Total equity	1,566.7	1,577.5
Total liabilities and equity	$7,962.8	$7,724.8

Kennedy-Wilson Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)
(Dollars in millions, except share amounts and per share data)

	Three Months Ended March 31,
	2018	2017
Revenue
Rental	$134.3	$124.3
Hotel	36.3	29.5
Sale of real estate	9.4	0.8
Investment management, property services and research fees	10.1	11.0
Loan purchases, loan originations and other	0.6	2.1
Total revenue	190.7	167.7
Operating expenses
Rental operating	41.6	36.0
Hotel operating	30.8	24.4
Cost of real estate sold	8.4	0.7
Commission and marketing	1.4	2.0
Compensation and related	39.6	32.7
General and administrative	11.4	10.0
Depreciation and amortization	55.7	49.7
Total operating expenses	188.9	155.5
Income from unconsolidated investments, net of depreciation and amortization	26.0	29.0
Operating income	27.8	41.2
Non-operating income (expense)
Gain on sale of real estate	28.0	5.4
Acquisition-related expenses	—	(0.3)
Interest expense	(58.9)	(50.0)
Other (loss) income	(0.5)	0.5
Loss before benefit from income taxes	(3.6)	(3.2)
Benefit from income taxes	2.6	4.1
Net (loss) income	(1.0)	0.9
Net income attributable to noncontrolling interests	(1.4)	(0.1)
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(2.4)	$0.8
Basic and diluted earnings per share(1)
(Loss) income per basic and diluted	$(0.02)	$—
Weighted average shares outstanding for basic and diluted	147,941,982	112,167,447
Dividends declared per common share	$0.19	$0.17
(1) Includes impact of the Company allocating income and dividends per basic and diluted share to participating securities.

Kennedy-Wilson Holdings, Inc.
Adjusted EBITDA
(Unaudited)
(Dollars in millions)

The table below reconciles Adjusted EBITDA to net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders, using Kennedy Wilson’s pro-rata share amounts for each adjustment item.

	Three Months Ended
	March 31,
	2018	2017
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(2.4)	$0.8
Non-GAAP adjustments:
Add back (Kennedy Wilson's Share)(1):
Interest expense	62.0	40.5
Depreciation and amortization	55.7	31.2
Benefit from income taxes	(2.6)	(5.9)
Share-based compensation	9.9	10.7
Adjusted EBITDA	$122.6	$77.3
(1) See Appendix for reconciliation of Kennedy Wilson's Share amounts.

The table below provides a detailed reconciliation of Adjusted EBITDA to net income.

	Three Months Ended
	March 31,
	2018	2017
Net (loss) income	$(1.0)	$0.9
Non-GAAP adjustments:
Add back:
Interest expense	58.9	50.0
Kennedy Wilson's share of interest expense included in unconsolidated investments	5.1	5.5
Depreciation and amortization	55.7	49.7
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	3.5	4.3
Benefit from income taxes	(2.6)	(4.1)
Share-based compensation	9.9	10.7
EBITDA attributable to noncontrolling interests(1)	(6.9)	(39.7)
Adjusted EBITDA	$122.6	$77.3
(1) EBITDA attributable to noncontrolling interest includes $3.5 million and $22.8 million of depreciation and amortization, $2.1 million and $15.0 million of interest, and $0.0 million and $1.8 million of taxes, for the three months ended March 31, 2018 and 2017, respectively.

Kennedy-Wilson Holdings, Inc.
Adjusted Net Income
(Unaudited)
(Dollars in millions, except share data)
The table below reconciles Adjusted Net Income to net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders, using Kennedy Wilson’s pro-rata share amounts for each adjustment item.

	Three Months Ended
	March 31,
	2018	2017
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(2.4)	$0.8
Non-GAAP adjustments:
Add back (Kennedy Wilson's Share)(1):
Depreciation and amortization	55.7	31.2
Share-based compensation	9.9	10.7
Adjusted Net Income	$63.2	$42.7

Weighted average shares outstanding for diluted	147,941,982	112,167,447
(1) See Appendix for reconciliation of Kennedy Wilson's Share amounts.

The table below provides a detailed reconciliation of Adjusted Net Income to net income.

	Three Months Ended
	March 31,
	2018	2017
Net (loss) income	$(1.0)	$0.9
Non-GAAP adjustments:
Add back (less):
Depreciation and amortization	55.7	49.7
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	3.5	4.3
Share-based compensation	9.9	10.7
Net income attributable to the noncontrolling interests, before depreciation and amortization(1)	(4.9)	(22.9)
Adjusted Net Income	$63.2	$42.7

Weighted average shares outstanding for diluted	147,941,982	112,167,447
(1) Includes $3.5 million and $22.8 million of depreciation and amortization for the three months ended March 31, 2018 and 2017, respectively.

Forward-Looking Statements
Statements made by us in this report and in other reports and statements released by us that are not historical facts constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are necessarily estimates reflecting the judgment of our senior management based on our current estimates, expectations, forecasts and projections and include comments that express our current opinions about trends and factors that may impact future operating results. Disclosures that use words such as "believe," "anticipate," "estimate," "intend," "may," "could," "plan," "expect," "project" or the negative of these, as well as similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of our control, and involve known and unknown risks and uncertainties that could cause our actual results, performance or achievement, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties may include the factors and the risks and uncertainties described elsewhere in this report and other filings with the Securities and Exchange Commission (the "SEC"), including the Item 1A. "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2017, as amended by our subsequent filings with the SEC. Any such forward-looking statements, whether made in this report or elsewhere, should be considered in the context of the various disclosures made by us about our businesses including, without limitation, the risk factors discussed in our filings with the SEC. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise.
Common Definitions
·     “KWH,” "KW," “Kennedy Wilson,” the "Company," "we," "our," or "us" refers to Kennedy-Wilson Holdings, Inc. and its wholly-owned subsidiaries. The consolidated financial statements of the Company include the results of the Company's consolidated subsidiaries.
·    “KWE” refers to Kennedy Wilson Europe Real Estate plc, which was a London Stock Exchange-listed company that we externally managed through a wholly-owned subsidiary. On October 20, 2017 we acquired KWE, which is now a wholly-owned subsidiary. Prior to the acquisition, we owned approximately 24% and in accordance with U.S. GAAP, the results of KWE were consolidated in our financial statements due to our role as asset manager.
·    “Adjusted EBITDA” represents net income before interest expense, our share of interest expense included in income from investments in unconsolidated investments, depreciation and amortization, our share of depreciation and amortization included in income from unconsolidated investments, loss on early extinguishment of corporate debt and income taxes, share-based compensation expense for the Company and EBITDA attributable to noncontrolling interests.
Please also see the reconciliation to GAAP in the Company’s supplemental financial information included in this release and also available at www.kennedywilson.com.  Our management uses Adjusted EBITDA to analyze our business because it adjusts net income for items we believe do not accurately reflect the nature of our business going forward or that relate to non-cash compensation expense or noncontrolling interests. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, we believe Adjusted EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations. However, Adjusted EBITDA is not a recognized measurement under GAAP and when analyzing our operating performance, readers should use Adjusted EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not remove all non-cash items (such as acquisition-related gains) or consider certain cash requirements such as tax and debt service payments. The amount shown for Adjusted EBITDA also differs from the amount calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.
·    “Adjusted fees’’ refers to Kennedy Wilson’s gross investment management, property services and research fees adjusted to include fees eliminated in consolidation, Kennedy Wilson’s share of fees in unconsolidated service businesses and performance fees included in unconsolidated investments.  Effective January 1, 2018, we adopted new GAAP guidance on revenue recognition and implemented a change in accounting principles related to performance allocations, which resulted in us now accounting for performance allocations (commonly referred to as “performance fees” or “carried interest”) under the GAAP guidance for equity method investments and presenting performance allocations as a component of income from unconsolidated investments.  Our management uses Adjusted fees to analyze our investment management and real estate services business because the measure removes required eliminations under GAAP for properties in which the Company provides services but also has an ownership interest. These eliminations understate the economic value of the investment management, property services and research fees and makes the Company comparable to other real estate companies that provide investment management and real estate services but do not have an ownership interest in the properties they manage. Our management believes that adjusting GAAP fees to reflect these amounts eliminated in consolidation presents a more holistic measure of the scope of our investment management and real estate services business.
·   “Adjusted Net Income” represents net income before depreciation and amortization, our share of depreciation and amortization included in income from unconsolidated investments, share-based compensation and net income attributable to noncontrolling interests, before depreciation and amortization.  Please also see the reconciliation to GAAP in the Company’s supplemental financial information included in this release and also available at www.kennedywilson.com.
·   “Cap rate” represents the net operating income of an investment for the year preceding its acquisition or disposition, as applicable, divided by the purchase or sale price, as applicable.  Cap rates set forth in this presentation only includes data from income-producing properties. We calculate cap rates based on information that is supplied to us during the acquisition diligence process. This information is often not audited or reviewed by independent accountants and may be presented in a manner that is different from similar information included in our financial statements prepared in accordance with GAAP. In addition, cap rates represent historical performance and are not a guarantee of future NOI. Properties for which a cap rate is provided may not continue to perform at that cap rate.
·     "Consolidated investment account" refers to the sum of Kennedy Wilson’s equity in: cash held by consolidated investments, consolidated real estate and acquired in-place leases gross of accumulated depreciation and amortization, net hedge asset or liability, unconsolidated investments, consolidated loans, and net other assets.
·     "Equity partners" refers to non-wholly-owned subsidiaries that we consolidate in our financial statements under U.S. GAAP and third-party equity providers.
·    "Estimated annual NOI" is a property-level non-GAAP measure representing the estimated annual net operating income from each property as of the date shown, inclusive of rent abatements (if applicable).  The calculation excludes depreciation and amortization expense, and does not capture the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures, tenant improvements, and leasing commissions necessary to maintain the operating performance of our properties. Any of the enumerated items above could have a material effect on the performance of our properties. Also, where specifically noted, for properties purchased in 2018, the NOI represents estimated Year 1 NOI from our original underwriting.  Estimated year 1 NOI for properties purchased in 2018 may not be indicative of the actual results for those properties. Estimated annual NOI is not an indicator of the actual annual net operating income that the Company will or expects to realize in any period.  Please also see the definition of "Net operating income" below.  The Company does not provide a reconciliation for estimated annual NOI to its most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimation of each of the component reconciling items, and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact estimated annual NOI, including, for example, gains on sales of depreciable real estate and other items that have not yet occurred and are out of the company’s control. For the same reasons, the Company is unable to meaningfully address the probable significance of the unavailable information and believes that providing a reconciliation for estimated annual NOI would imply a degree of precision as to its forward-looking net operating income that would be confusing or misleading to investors.
·     "Gross Asset Value” refers to the gross carrying value of assets, before debt, depreciation and amortization, and net of noncontrolling interests.
·     "Investment account” refers to the consolidated investment account presented after noncontrolling interest on invested assets gross of accumulated depreciation and amortization.

·
"Investment Management and Real Estate Services Assets under Management" ("IMRES AUM") generally refers to the properties and other assets with respect to which we provide (or participate in) oversight, investment management services and other advice, and which generally consist of real estate properties or loans, and investments in joint ventures. Our IMRES AUM is principally intended to reflect the extent of our presence in the real estate market, not the basis for determining our management fees. Our IMRES AUM consists of the total estimated fair value of the real estate properties and other real estate related assets either owned by third parties, wholly owned by us or held by joint ventures and other entities in which our sponsored funds or investment vehicles and client accounts have invested. Committed (but unfunded) capital from investors in our sponsored funds is not included in our IMRES AUM. The estimated value of development properties is included at estimated completion cost.

·
"KW Cap Rate” represents the Cap Rate (as defined above) weighted by the Company’s ownership interest in the underlying investments.   Cap rates set forth in this presentation includes data only from income-producing properties.  We calculate cap rates based on information that is supplied to us during the acquisition diligence process.  This information is often not audited or reviewed by independent accountants and may be presented in a manner that is different from similar information included in our financial statements prepared in accordance with GAAP.  In addition, cap rates represent historical performance and are not a guarantee of future NOI.  Properties for which a cap rate is provided may not continue to perform at that cap rate.

·     "Net operating income" or " NOI” is a non-GAAP measure representing the income produced by a property calculated by deducting operating expenses from operating revenues. Our management uses net operating income to assess and compare the performance of our properties and to estimate their fair value. Net operating income does not include the effects of depreciation or amortization or gains or losses from the sale of properties because the effects of those items do not necessarily represent the actual change in the value of our properties resulting from our value-add initiatives or changing market conditions. Our management believes that net operating income reflects the core revenues and costs of operating our properties and is better suited to evaluate trends in occupancy and lease rates. Please also see the reconciliation to GAAP in the Company’s supplemental financial information included in this release and also available at www.kennedywilson.com.
·     "Noncontrolling interests" represents the portion of equity ownership in a consolidated subsidiary not attributable to Kennedy Wilson.
·     "Pro-Rata" represents Kennedy Wilson's share calculated by using our proportionate economic ownership of each asset in our portfolio, including our approximate 24% ownership in KWE immediately prior to our acquisition of KWE. Please also refer to the pro-rata financial data in our supplemental financial information.
·     "Property net operating income" or "Property NOI" is a non-GAAP measure calculated by deducting the Company's Pro-Rata share of rental and hotel operating expenses from the Company's Pro-Rata rental and hotel revenues. Please also see the reconciliation to GAAP in the Company’s supplemental financial information included in this release and also available at www.kennedywilson.com.
·     “Same property” refers to properties in which Kennedy Wilson has an ownership interest during the entire span of both periods being compared.  The same property information presented throughout this report is shown on a cash basis and excludes non-recurring expenses. This analysis excludes properties that are either under development or undergoing lease up as part of our asset management strategy.

Note about Non-GAAP and certain other financial information included in this presentation
In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included within this presentation, Kennedy Wilson has provided certain information, which includes non-GAAP financial measures (including Adjusted EBITDA, Adjusted Net Income, Net Operating Income, and Adjusted Fees, as defined above). Such information is reconciled to its closest GAAP measure in accordance with the rules of the SEC, and such reconciliations are included within this presentation. These measures may contain cash and non-cash acquisition-related gains and expenses and gains and losses from the sale of real-estate related investments.  Consolidated non-GAAP measures discussed throughout this report contain income or losses attributable to non-controlling interests. Management believes that these non-GAAP financial measures are useful to both management and Kennedy Wilson's shareholders in their analysis of the business and operating performance of the Company. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measures. Additionally, non-GAAP financial measures as presented by Kennedy Wilson may not be comparable to similarly titled measures reported by other companies. Annualized figures used throughout this release and supplemental financial information, and our estimated annual net operating income metrics, are not an indicator of the actual net operating income that the Company will or expects to realize in any period.

KW-IR

Supplemental Financial Information

Kennedy-Wilson Holdings, Inc.
Capitalization Summary
(Unaudited)
(Dollars in millions, except per share data)

	March 31, 2018	December 31, 2017
Market Data
Common stock price per share	$17.40	$17.35
Common stock shares outstanding	150,357,051	151,561,284

Equity Market Capitalization	$2,616.2	$2,629.6

Kennedy Wilson's Share of Debt
Kennedy Wilson's share of property debt	3,406.1	3,534.0
Senior notes payable	1,150.0	900.0
Kennedy Wilson Europe bonds	1,378.8	1,335.2
Credit Facility	125.0	300.0
Total Kennedy Wilson's share of debt	6,059.9	6,069.2
Total Capitalization	$8,676.1	$8,698.8
Less: Kennedy Wilson's share of cash	(416.0)	(345.7)
Total Enterprise Value	$8,260.1	$8,353.1

Kennedy-Wilson Holdings, Inc.
Components of Value Summary - as of March 31, 2018
(Unaudited)
(Dollars in millions)

Below are key valuation metrics provided to assist in the calculation of a sum-of-the-parts valuation of the Company as of March 31, 2018. Please note that excluded below is the potential value of the Company's future promoted interest as well as the value of the Company's team and brand. A sum of the parts can be calculated by adding together KW’s share of the value of its investments (#1-#6), the value of KW’s services business (#7-#9) and subtracting KW’s net liabilities (#10-#11).

				Kennedy Wilson's Share
Investments		Description	Occupancy	Est. Annual NOI(1)(2)	Common Valuation Approach	Page #
Income Producing Assets
1	Multifamily	24,560 units	94.3%	$180.3	Cap rate	21
2	Commercial	17.2 million square feet	95.6%	249.9	Cap rate	22
3	Hotels	12 Hotels / 1,910 Hotel Rooms	N/A	31.0	Cap rate	23
	Total Estimated Annual NOI			$461.2

Unstabilized, Development, and Non-income Producing Assets				KW Gross Asset Value
4	Unstabilized(5)	418 multifamily units 1.1 million commercial sq.ft.	40.0%	441.5	Multiple of gross asset value	22
5	Development(5)	2,530 multifamily units 0.7 million commercial sq. ft. One five-star resort	N/A	388.2	Multiple of gross asset value	24
6	Loans, residential, and other(5)	23 investments, 6 unresolved loans	N/A	226.9	Multiple of gross asset value	23
	Total Gross Asset Value			$1,056.6

Investment Management and Real Estate Services			TTM Adj. Fees(3)	TTM Adj. EBITDA(3)
7	Investment management	Management and promote fees	$34.3	$20.5	Adj. EBITDA or Adj. Fees Multiple	28
8	Property services	Fees and commissions	23.8	3.5	Adj. EBITDA or Adj. Fees Multiple	28
9	Meyers Research	Subscription revenue and consulting fees	13.5	(4.0)	Adj. Fees Multiple
	Total		$71.6	$20.0

Net Debt				Total
10	KW Share of Debt(4)	Secured and Unsecured Debt		$6,296.2	Face Value
11	KW Share of Cash	Cash		(416.0)	Book Value
	Total Net Debt			$5,880.2		26
(1) Please see “common definitions” for a definition of estimated annual NOI and a description of its limitations. The Company does not provide a reconciliation for estimated annual NOI to its most directly comparable forward looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimation of each of the component reconciling items, and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact estimated annual NOI, including, for example, gains on sales of depreciable real estate and other items that have not yet occurred and are out of the Company’s control. For the same reasons, the Company is unable to meaningfully address the probable significance of the unavailable information and believes that providing a reconciliation for estimated annual NOI would imply a degree of precision as to its forward-looking net operating income that would be confusing or misleading to investors.
(2) Based on weighted-average ownership figures held by KW.

(3) TTM figures are representative of the trailing 12 months (excluding fees for the management of KWE) and are not indicators of the actual results that the Company will or expects to realize in any period.
(4) Includes Kennedy Wilson's share of debt at Vintage Housing Holdings based on economic ownership.
(5) See additional detail related to Unstabilized, Development, and Non-income Producing Assets, as of March 31, 2018. KW Share of Debt below is included in the Net Debt amounts within the Components of Value Summary above.

	KW Gross Asset Value	KW Share of Debt	Investment Account
Unstabilized - Multifamily and Commercial	$441.5	$106.6	$334.9
Development - Multifamily, Commercial, and Hotel	388.2	60.6	327.6
Loans, residential, and other	226.9	5.4	221.5
Unstabilized, Development, and Non-income Producing Assets	$1,056.6	$172.6	$884.0

Kennedy-Wilson Holdings, Inc.
Incoming Producing Properties - 2018
(Unaudited, Dollars in millions)
The pie charts below reflect Kennedy Wilson's Pro-rata share of Estimated Annual NOI (in income-producing properties) by country and property type, as of March 31, 2018, of which 82% is derived from wholly-owned assets.

KENNEDY WILSON'S SHARE OF ESTIMATED ANNUAL NOI

BY COUNTRY
($461 MILLION TOTAL)

$212
46%
Western U.S.
$130
28%
United Kingdom
$91
20%
Ireland
$28
6%
Spain & Italy

BY PROPERTY TYPE
($461 MILLION TOTAL)

$180
39%
Multifamily
$152
33%
Office
$83
18%
Retail
$46
10%
Industrial & Hotels

The following summarizes Kennedy Wilson's pro-rata share of estimated annual NOI from its income-producing portfolio by property type and geography.

	Pacific Northwest	Southern California	Northern California	Mountain States	Hawaii	U.K.	Ireland	Italy	Spain	Total
Multifamily - Market Rate	$62.8	$22.0	$29.6	$22.5	$—	$—	$22.4	$—	$—	$159.3
Multifamily - Affordable	15.2	1.6	2.3	1.9	—	—	—	—	—	21.0
Office	15.0	20.6	—	0.5	—	64.7	36.3	14.9	—	152.0
Retail	0.8	2.7	0.9	9.2	—	44.6	12.1	—	12.8	83.1
Industrial	—	—	—	—	—	14.8	—	—	—	14.8
Hotel	—	—	3.3	1.3	0.2	6.5	19.7	—	—	31.0
Total Estimated Annual NOI	$93.8	$46.9	$36.1	$35.4	$0.2	$130.6	$90.5	$14.9	$12.8	$461.2

Kennedy-Wilson Holdings, Inc.
All-Property Investment Summary By Ownership
(Unaudited)
(Dollars in millions)

The following summarizes Kennedy Wilson's income-producing multifamily and commercial portfolio by ownership category. Excluded below are commercial - unstabilized, development, loans, and residential and other investments.

Total Portfolio
	March 31, 2018						March 31, 2017
KW Ownership Category	Multifamily Units	CommercialRentable Sq. Ft.	Hotel Rooms	KW Share of Est. Annual NOI(1)	Ownership(2)	Estimated Annual NOI Growth	Multifamily Units	CommercialRentable Sq. Ft.	Hotel Rooms	KW Share of Est. Annual NOI(1)	Ownership(2)
~100% Owned	10,421	11.9	1,475	$379.8	99.5%	152.5%	9,013	1.9	265	$150.4	98.5%
~50% owned	9,615	0.8	363	63.6	47.7%	11.4%	9,285	1.1	363	57.1	47.6%
Minority-owned	4,524	4.5	72	17.8	14.4%	(69.7)%	7,440	13.5	344	58.8	18.6%
Total	24,560	17.2	1,910	$461.2	72.2%	73.2%	25,738	16.5	972	$266.3	45.3%

(1)
Please see “common definitions” for a definition of estimated annual NOI and a description of its limitations. The Company does not provide a reconciliation for estimated annual NOI to its most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact estimated annual NOI, including, for example, gains on sales of depreciable real estate and other items that have not yet occurred and are out of the Company’s control. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for estimated annual NOI would imply a degree of precision as to its forward-looking net operating income that would be confusing or misleading to investors.

(2)	Weighted average ownership figures based on the Company’s share of NOI and are presented on a pre-promote basis.

Kennedy-Wilson Holdings, Inc.
Multifamily Investment Summary
(Unaudited)
(Dollars in millions, except average rents per unit)

Multifamily	# of Assets	# of Units	Occupancy	Average Monthly Rents Per Unit(2)(3)	Kennedy Wilson's Share of Estimated Annual NOI(1)
Pacific Northwest	47	11,454	94.9%	$1,491	$77.9
Southern California	9	2,968	94.1%	1,835	23.6
Northern California	10	3,669	91.9%	1,789	31.9
Mountain States	17	5,006	94.3%	1,094	24.5
Total Western US	83	23,097	94.2%	$1,500	$157.9
Ireland(4)	6	1,463	96.5	2,395	22.4
Total Stabilized	89	24,560	94.3%	$1,569	$180.3

Unstabilized/Development	12	2,948	See page 24 for more information
Total Multifamily	101	27,508
(1) Please see “common definitions” for a definition of estimated annual NOI and a description of its limitations. The Company does not provide a reconciliation for estimated annual NOI to its most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimation of each of the component reconciling items, and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact estimated annual NOI, including, for example, gains on sales of depreciable real estate and other items that have not yet occurred and are out of the Company’s control. For the same reasons, the Company is unable to meaningfully address the probable significance of the unavailable information and believes that providing a reconciliation for estimated annual NOI would imply a degree of precision as to its forward-looking net operating income that would be confusing or misleading to investors. Amounts are based on weighted-average ownership figures held by KW.
(2) Average Monthly Rents Per Unit is defined as the total potential monthly rental revenue (actual rent for occupied units plus market rent for vacant units) divided by the number of units, and are weighted-averages based on the Company's ownership percentage in the underlying properties.
(3) Average Monthly Rents Per Unit for the market rate portfolio based on Kennedy Wilson's share of units. Average Monthly Rents Per Unit for the affordable portfolio are $781, $816, $828, and $736 for Pacific Northwest, Southern California, Northern California, and Mountain States, respectively.
(4) Estimated foreign exchange rate is €0.81 = $1 USD, related to NOI.

Kennedy-Wilson Holdings, Inc.
Commercial Investment Summary
(Unaudited)
(Dollars and Square Feet in millions, except average rent per sq. ft.)

Commercial	# of Assets	Rentable Sq. Ft.	Occupancy	Average Annual Rent per Sq. Ft.(2)	Kennedy Wilson's Share of Estimated Annual NOI(1)
Pacific Northwest	6	1.6	96.7%	$21.7	$15.8
Southern California(3)	8	1.2	93.2%	42.4	23.3
Northern California	1	0.1	88.5%	9.9	0.9
Mountain States	14	2.4	92.0%	12.5	9.7
Total Western US	29	5.3	93.6%	$24.2	$49.7
United Kingdom(4)	131	8.7	95.9	18.5	124.1
Ireland(4)	15	1.3	99.2	39.1	48.4
Spain(4)	15	0.8	93.6	17.7	12.8
Italy(4)	9	1.1	100.0	16.1	14.9
Total Stabilized	199	17.2	95.6%	$21.4	$249.9

Unstabilized/Development	21	1.8	See page 24 for more information
Total Commercial	220	19.0
(1) Please see “common definitions” for a definition of estimated annual NOI and a description of its limitations. The Company does not provide a reconciliation for estimated annual NOI to its most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimation of each of the component reconciling items, and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact estimated annual NOI, including, for example, gains on sales of depreciable real estate and other items that have not yet occurred and are out of the Company’s control. For the same reasons, the Company is unable to meaningfully address the probable significance of the unavailable information and believes that providing a reconciliation for estimated annual NOI would imply a degree of precision as to its forward-looking net operating income that would be confusing or misleading to investors. Amounts are based on weighted-average ownership figures held by KW.
(2) Average Annual Rent per Sq. Ft. represents contractual rents as in-place as-of March 31, 2018, and are weighted-averages based on the Company's ownership percentage in the underlying properties.
(3) The information presented in this row for Southern California commercial assets includes our corporate headquarters wholly owned by KW comprising 58,000 sq. ft., $35 million of debt, 100% occupancy, $3.0 million in annual NOI and investment account balance of $34.1 million as of March 31, 2018.
(4) Estimated foreign exchange rates are €0.81 = $1 USD, and £0.71 = $1 USD, related to NOI.

Kennedy-Wilson Holdings, Inc.
Hotel, Loans, Residential and Other Investment Summary
(Unaudited)
(Dollars in millions, except for Average Daily Rate)

Hotel	# of Assets	Hotel Rooms	Average Daily Rate(2)	Kennedy Wilson's Share of Estimated Annual NOI(1)
Northern California	1	170	$524.4	$3.3
Mountain States	1	193	105.9	1.3
Hawaii	1	72	154.7	0.2
Total Western US	3	435	277.6	4.8
United Kingdom(3)	7	1,075	101.9	6.5
Ireland(3)	2	400	301.2	19.7
Total Hotel	12	1,910	$183.6	$31.0

Development	1	150	See page 24 for more information
Total Hotel	13	2,060
(1) Please see “common definitions” for a definition of estimated annual NOI and a description of its limitations. The Company does not provide a reconciliation for estimated annual NOI to its most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimation of each of the component reconciling items, and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact estimated annual NOI, including, for example, gains on sales of depreciable real estate and other items that have not yet occurred and are out of the Company’s control. For the same reasons, the Company is unable to meaningfully address the probable significance of the unavailable information and believes that providing a reconciliation for estimated annual NOI would imply a degree of precision as to its forward-looking net operating income that would be confusing or misleading to investors. Amounts are based on weighted-average ownership figures held by KW.
(2) Average Daily Rate data is based on the most recent 12 months.
(3) Estimated foreign exchange rates are €0.81 = $1 USD and £0.71 = $1 USD, related to NOI.

Residential, Loans and Other	# of Investments	Residential Units/Lots	Total Acres	# of Unresolved Loans	KW Gross Asset Value
Southern California	8	215	758	1	$70.0
Northern California	2	3	4	—	7.6
Hawaii	4	243	3,242	—	95.6
Pacific Northwest	1	—	5	—	2.3
Total Western US	15	461	4,009	1	175.5
Ireland(1)	1	—	—	5	28.7
Total Residential and Loans	16	461	4,009	6	$204.2

Other Investments	7	—	—	—	22.7

Total Residential, Loans and Other	23	461	4,009	6	$226.9
(1) Estimated foreign exchange rate is €0.81 = $1 USD, related to Gross Asset Value.

Kennedy-Wilson Holdings, Inc.
Unstabilized and Development Detail
As of March 31, 2018
(Unaudited)
(Dollars in millions)

Unstabilized Assets
This section includes the Company's unstabilized assets that are undergoing lease-up. There is no certainty that these assets will reach stabilization in the time periods shown. In addition, the cost to complete unstabliized assets is subject to many uncertainties that are beyond our control, and the actual costs may be significantly higher than the estimates shown below. All dollar amounts are Kennedy Wilson's share.

Property(1)	Location	Type	KW Ownership %	# of Assets	Commercial Sq. Ft.	MF Units	Est. Stabilization Date	KW Share Est. Stabilized NOI	KW Est. Costs to Complete(3)	KW Gross Asset Value(1)
2018-2019
Pioneer Point	United Kingdom(2)	Multifamily	100%	1	—	294	2018	$6.8	$—	$120.8
Horizon Centre	United Kingdom(2)	Office	100%	1	33,000	—	2018	1.1	—	10.0
Northbank	Ireland(2)	Multifamily	100%	1	—	124	2018	2.6	3.2	55.3
Civic Court	United Kingdom(2)	Office	100%	1	22,000	—	2019	0.7	3.2	4.5
Malibu Sands	Southern California	Retail	50%	1	16,000	—	2019	0.6	0.6	9.9
Colossus	United Kingdom(2)	Industrial	100%	1	188,000	—	2019	1.3	—	13.7
	2018-2019 Subtotal			6	259,000	418		$13.1	$7.0	$214.2

2020-2022
Various	Mountain States	Retail	87%-97%	4	533,000	—	2020	$4.5	$7.6	$52.5
Various	United Kingdom(2)	Office	100%	2	281,000	—	2022	8.7	17.7	145.8
	Unstabilized Total			12	1,073,000	418		$17.6	$32.3	$412.5
(1) Excludes three office development sites totaling 51,000 commercial sq.ft. and KW Gross Asset Value of $29.0 million that are expected to sell before the end of 2018. There is no certainty that these assets will sell before the end of 2018.
(2) Estimated foreign exchange rates are €0.81 = $1 USD and £0.71 = $1 USD, related to NOI.

(3)
Figures shown in this column are an estimate of KW's remaining costs to develop to completion or to complete the entitlement process, as applicable, as of March 31, 2018. Total remaining costs may be financed with third-party cash contributions, proceeds from projected sales, and/or debt financing. These figures are budgeted costs and are subject to change. There is no guarantee that the Company will be able to secure the project-level debt financing that is assumed in the figures above.  If the Company is unable to secure such financing, the amount of capital that the Company will have to invest to complete the projects above may significantly increase.

Kennedy-Wilson Holdings, Inc.
Unstabilized and Development Detail (continued)
(Unaudited, Dollars in millions)
Development Projects
This section includes the development or redevelopment projects that the Company is undergoing or considering, and excludes residential investments. The scope of these projects may change. There is no certainty that the Company will develop or redevelop any or all of these potential projects. In addition, the cost to complete development projects is subject to many uncertainties that are beyond our control, and the actual costs may be significantly higher than the estimates shown below. All dollar amounts are Kennedy Wilson's share.

					If Completed						Current
Property	Location	Type	Status	KW Ownership %	Est. Completion Date(1)	Est. Stabilization Date	Commercial Sq. Ft.	MF Units / Hotel Rooms	KW Share Est. Stabilized NOI	KW Share Total Capitalization	KW Gross Asset Value	KW Est. Costs to Complete(2)	KW Est. Cash to Complete
2018-2019
Capital Dock(4)	Ireland(3)	Mixed-Use	Under Construction	43%	2018	2020	240,000	190	$10.3	$131.8	$95.7	$36.1	$12.7	(5)
Vintage Housing Holdings	WA and NV	Multifamily - Affordable	3 Under Construction	43%	2018-2019	2018-2019	—	711	2.4	69.1	38.4	30.7	—	(6)
Puerta del Sol	Spain(3)	Retail	In Planning	100%	2019	2019	37,000	—	3.9	68.4	63.5	4.9	4.9
Santa Rosa	Nor Cal	Multifamily	In Design	80%	2019	2019	—	120	1.8	24.8	1.2	23.6	9.6
							277,000	1,021	$18.4	$294.1	$198.8	$95.3	$27.2
2020-2024
Vintage Housing Holdings	WA and NV	Multifamily - Affordable	4 In Design	43%	2020	2020-2021	—	1,250	$4.8	$131.3	$12.9	$118.4	$—	(6)
Clancy Quay - Phase 3	Ireland(3)	Multifamily	Under Construction	50%	2020	2021	6,000	259	3.2	55.4	10.1	45.3	9.3	(7)
Hanover Quay	Ireland(3)	Office	In Planning	60%	2020	2021	61,000	—	2.4	39.7	7.9	31.8	15.9	(8)
Kildare	Ireland(3)	Office	In Design	100%	2020	2021	65,000	—	4.3	57.9	10.8	47.1	23.5	(8)
400/430 California(9)	Nor Cal	Office	Under Construction	10%	2020	2022	247,000	—	1.3	21.5	16.5	5.0	5.0
Kona Village Resort	Hawaii	Hotel	In Design	50%	2021	2024	—	150	NA	TBD	61.1	TBD	TBD
Other	Various	Various	In Design	100%	TBD	TBD	TBD	—	NA	TBD	58.4	TBD	TBD
Total Development							656,000	2,680	$34.4	$599.9	$376.5	$342.9	$80.9
Note: 200 Capital Dock, which was sold in May 2017 in a forward-funding sale agreement with JPMorgan and has a KW Gross Asset Value of $11.7 million, is excluded from the table above.
(1) The actual completion date for projects is subject to several factors, many of which are not within our control. Accordingly, the projects identified may not be completed when expected, or at all.

(2)
Figures shown in this column are an estimate of KW's remaining costs to develop to completion or to complete the entitlement process, as applicable, as of March 31, 2018. Total remaining costs may be financed with third-party cash contributions, proceeds from projected sales, and/or debt financing. These figures are budgeted costs and are subject to change. There is no guarantee that the Company will be able to secure the project-level debt financing that is assumed in the figures above.  If the Company is unable to secure such financing, the amount of capital that the Company will have to invest to complete the projects above may significantly increase. KW cost to complete differs from KW share total capitalization as the latter includes costs that have already been incurred to date while the former relates to future estimated costs.

(3) Estimated foreign exchange rates are €0.81 = $1 USD and £0.71 = $1 USD, related to NOI.
(4) In December 2017, Indeed, one of the world's largest talent recruiting companies, signed the largest Dublin lease of this cycle to fully occupy the office space at Capital Dock.
(5) Will be partially financed with the proceeds from the forward-funding sale agreement of 200 Capital Dock, which was executed with JPMorgan during 2Q-2017. We still have $49.2 million still available under the project's $154.1 million construction loan as of March 31, 2018.
(6) We anticipate these development projects to be financed with tax-exempt bonds and tax-credit equity.
(7) In April 2018, we secured a $78.2 million loan to finance the development of Clancy Quay - Phase 3.
(8) We anticipate being able to secure construction financing at a 50% leverage of KW Estimated Costs to Complete. These figures reflect this leverage assumption and are budgeted costs and are subject to change.
(9) In March 2018, a lease was signed with WeWork to fully occupy 430 California.

Kennedy-Wilson Holdings, Inc.
Debt and Liquidity Schedule
As of March 31. 2018
(Unaudited)
Dollars in millions

Maturity	Consolidated Secured(1)	Kennedy Wilson Europe Unsecured Bonds(2)	Unconsolidated Secured	KW Unsecured Debt		KW Share(3)
2018	$42.8	$—	$256.5	$—		$106.9
2019	391.9	—	236.3	—		364.6
2020	168.4	—	188.9	—		215.6
2021	159.2	—	153.3	125.0	(4)	293.3
2022	445.0	700.8	187.0	—		1,166.5
2023	459.9	—	248.3	—		479.6
2024	210.7	—	190.0	1,150.0	(5)	1,366.2
2025	661.1	678.0	6.3	—		1,203.3
2026	396.9	—	170.2	—		437.5
2027	250.2	—	146.6	—		318.3
Thereafter	107.7	—	497.5	—		108.1
Total	$3,293.8	$1,378.8	$2,280.9	$1,275.0		$6,059.9

Cash	(330.9)	(14.4)	(87.1)	(87.7)		(416.0)
Net Debt	$2,962.9	$1,364.4	$2,193.8	$1,187.3		$5,643.9
(1) Excludes $23.2 million of unamortized loan fees and unamortized net premium of $2.3 million, as of March 31, 2018.
(2) Excludes $5.3 million of unamortized loan fees and unamortized net discount of $4.0 million, as of March 31, 2018.
(3) Includes Kennedy Wilson's share of debt at Vintage Housing Holdings based on contractual ownership.
(4) Represents principal balance of senior notes.
(5) Represents principal balance of credit facility.

Weighted average interest rate (KW Share): 3.8% per annum

Weighted average remaining maturity in years (KW Share): 5.8 years

Kennedy-Wilson Holdings, Inc.
Debt and Liquidity Schedule (continued)
As of March 31, 2018
(Unaudited)
(Dollars in millions)
Kennedy Wilson has exposure to fixed and floating rate debt through its corporate debt along with debt encumbering its consolidated properties and its joint venture investments. The table below details Kennedy Wilson's total consolidated and unconsolidated debt by interest rate type.

	KW Share of Debt(1)
(Dollars in millions)	Fixed Rate Debt	Floating with Interest Rate Caps	Floating without Interest Rate Caps	Total KW Share of Debt
Secured Investment Level Debt	$1,939.7	$925.1	$541.3	$3,406.1
Kennedy Wilson Europe Unsecured Bonds	1,378.8	—	—	1,378.8
KW Unsecured Debt	1,150.0	—	125.0	1,275.0
Total	$4,468.5	$925.1	$666.3	$6,059.9
% of Total Debt	74%	15%	11%	100%
(1) Includes Kennedy Wilson's share of debt at Vintage Housing Holdings based on contractual ownership.

	KW Share of Secured Investment Debt(1)
(Dollars in millions)	Multifamily	Commercial	Hotels	Residential, Loans and Other	Total	% of KW Share
Pacific Northwest	$685.5	$100.5	$—	$—	$786.0	22%
Southern California	249.3	210.2	—	2.9	462.4	14%
Northern California	341.9	6.4	19.3	—	367.6	11%
Mountain States	274.9	120.8	7.4	—	403.1	12%
Hawaii	—	—	1.7	2.5	4.2	—%
Total Western US	$1,551.6	$437.9	$28.4	$5.4	$2,023.3	59%

United Kingdom	$—	$600.2	$—	$—	$600.2	18%
Ireland	185.4	410.6	88.7	—	684.7	20%
Spain	—	97.9	—	—	97.9	3%
Italy	—	—	—	—	—	—%
Total Europe	$185.4	$1,108.7	$88.7	$—	$1,382.8	41%

Total	$1,737.0	$1,546.6	$117.1	$5.4	$3,406.1	100%
% of Total Debt	52%	45%	3%	—%	100%
(1) Includes Kennedy Wilson's share of debt at Vintage Housing Holdings based on contractual ownership.

Kennedy-Wilson Holdings, Inc.
Investment Management and Real Estate Services Platform
(Unaudited, Dollars in millions)

Kennedy Wilson's investment management and real estate services platform offers a comprehensive line of real estate services for the full lifecycle of real estate ownership. Kennedy Wilson has over $16 billion in IMRES AUM(1) and 53 million square feet under management as of March 31, 2018

Below are other key statistics related to our platform:

Adjusted Fees
	1Q
	2018	2017
Investment management, property services and research fees	$10.1	$11.0
Non-GAAP adjustments:
Add back:
Fees eliminated in consolidation(1)	2.8	7.2
Performance fees included in unconsolidated investments	10.3	6.5
KW share of fees in unconsolidated service businesses(2)	—	2.9
Adjusted Fees	$23.2	$27.6
(1) The three months ended March 31, 2018 and 2017 includes $1.2 million and $4.5 million, respectively, of fees recognized in net (income) loss attributable to noncontrolling interests relating to portion of fees paid by noncontrolling interest holders in KWE and equity partner investments.
(2) Included in income from unconsolidated investments relating to the Company's investment in a servicing platform in Spain. This investment was sold in 4Q-2017.

Adjusted Fees - Detail
	1Q
Fee Description	2018	2017
Investment Management - Base	$5.2	$9.7
Investment Management - Performance	10.3	6.5
Property Services	3.8	8.6
Research	3.9	2.8
Total Adjusted Fees	$23.2	$27.6

Investment Management and Real Estate Services
	Investment Management	Property Services	Research	Total
1Q 2018 Adjusted Fees(1)	$15.5 million	$3.8 million	$3.9 million	$23.2 million
1Q 2018 Adjusted EBITDA(1)(2)	$10.7 million	$0.1 million	$(0.7) million	$10.1 million
Description	$5.2 billion in total Invested Capital(3)
(1) As defined in "Common Definitions" section of the earnings release.
(2) See reconciliation of Adjusted EBITDA in Adjusted EBTDA by Segment section.
(3) Represents total investment level equity on which we earn fee income, of which $3.2 billion relates to Kennedy Wilson.

Kennedy-Wilson Holdings, Inc.
Multifamily Same Property Analysis
(Unaudited)
(Dollars in millions)
Same Property Analysis By Region - Kennedy Wilson's Pro-Rata Share
The Same Property analysis below reflects Kennedy Wilson's ownership in each underlying property and is shown to provide greater clarity of the impact of the Same Property(1) changes to Kennedy Wilson.

Three Months Ended March 31,	Same Property Units	Average % Leased			Total Revenues(2)			Net Operating Income(2)
2018 vs. 2017	2018	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change

Market Rate Portfolio
Region:
Pacific Northwest	5,861	93.9%	92.9%	1.2%	$17.5	$16.4	7.1%	$11.7	$10.8	9.0%
Southern California	2,500	94.4	95.1	(0.7)	8.9	8.5	4.8	5.8	5.5	5.3
Northern California	2,993	92.2	93.5	(1.5)	11.2	10.9	3.2	7.5	7.2	4.1
Mountain States	1,992	95.2	94.9	0.3	5.7	5.3	7.0	3.8	3.5	10.0
Western US	13,346	93.8%	93.7%	0.1%	$43.3	$41.1	5.6%	$28.8	$27.0	7.1%
Ireland	1,300	97.4	94.6	2.9	6.4	5.9	8.2	5.1	4.5	12.8
Total	14,646	94.2%	93.8%	0.4%	$49.7	$47.0	5.9%	$33.9	$31.5	7.9%

Affordable Portfolio
Region:
Pacific Northwest	4,099	96.7%	96.7%	—%	$5.1	$4.8	6.2%	$3.5	$3.2	8.7%
Southern California	468	94.3	93.6	0.7	0.6	0.6	(2.9)	0.4	0.4	(10.1)
Northern California	492	88.6	91.5	(3.1)	0.6	0.6	2.4	0.4	0.4	5.9
Mountain States	714	95.0	96.0	(1.1)	0.7	0.7	2.6	0.5	0.5	(1.2)
Western US	5,773	95.6%	95.9%	(0.4)%	$7.0	$6.7	4.6%	$4.8	$4.5	5.6%
Note: Percentage changes are based on whole numbers while revenues and net operating income are shown in millions.
(1) As defined in "Common definitions" section of the earnings release.
(2) Please see the appendix for a reconciliation of same property revenues and NOI to its closest GAAP measure.

Kennedy-Wilson Holdings, Inc.
Commercial Same Property Analysis
(Unaudited)
(Dollars and Square Feet in millions)
Same Property Analysis By Region - Kennedy Wilson's Pro-Rata Share
The Same Property analysis below reflects Kennedy Wilson's ownership in each underlying property and is shown to provide greater clarity of the impact of the Same Property(1) changes to Kennedy Wilson. The analysis below excludes the effects of straight line rent.

Three Months Ended March 31,	Same Property Square Feet	Average % Occupancy			Total Revenues(2)			Net Operating Income(2)
2018 vs. 2017	2018	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change

Region:
Pacific Northwest	0.4	95.7%	98.3%	(2.7)%	$0.4	$0.4	2.8%	$0.3	$0.3	2.7%
Southern California	0.6	96.2	91.7	4.9	5.0	4.8	4.9	3.5	3.4	2.4
Northern California	0.1	87.8	84.4	4.0	0.2	0.2	3.6	0.2	0.2	5.8
Mountain States	1.3	92.5	95.2	(2.8)	1.9	1.9	(2.2)	1.7	1.7	(3.6)
Western US	2.4	93.8%	92.8%	1.0%	7.5	7.3	2.9%	5.7	5.6	0.7%
United Kingdom(3)	7.4	98.1	98.0	0.2	27.9	28.4	(1.9)	25.8	26.7	(3.3)
Ireland(4)	1.1	99.0	99.3	(0.3)	10.3	8.7	17.4	10.1	8.4	19.4
Spain	0.5	100.0	100.0	—	1.7	1.7	1.6	1.7	1.7	1.4
Italy	1.1	100.0	100.0	—	4.3	4.2	0.8	3.7	3.7	0.3
Total	12.5	97.9%	97.8%	0.2%	$51.7	$50.3	2.5%	$47.0	$46.1	1.8%
Note: Percentage changes are based on whole numbers while revenues and net operating income are shown in millions.
(1) As defined in "Common definitions" section of the earnings release.
(2) Please see the appendix for a reconciliation of same property revenues and NOI to its closest GAAP measure.
(3) Including the effects of straight-lining of rents, United Kingdom Same Property portfolio experienced revenue and NOI growth of 2.8% and 1.7%, respectively.
(4) Including the effects of straight-lining of rents, Ireland Same Property portfolio experienced revenue and NOI growth of 1.3% and 2.4%, respectively.

Kennedy-Wilson Holdings, Inc.
Investment Transactions
(Unaudited)
(Dollars in millions)
Listed below is additional detailed information about the acquisitions and dispositions completed during the three months ended March 31, 2018 by Kennedy Wilson and its equity partners:

	100%		Kennedy Wilson's Share
($ in millions)	Aggregate Purchase / Sale Price	Cap Rate(1)	Pro-Rata Purchase / Sale Price	KW Cap Rate(2)	KW Ownership(3)
Three Months Ended March 31, 2018
Acquisitions — Western US	$294.5	6.0%	$147.4	5.5%	50.0%
Acquisitions — Europe	4.5	—	4.5	—	100.0
Total	299.0	6.0%	151.9	5.5%	50.8%

Dispositions — Western US	44.9	7.4%	18.5	7.4%	41.2%
Dispositions — Europe	119.4	4.9%	114.0	4.9%	95.4%
Dispositions — Japan	4.7	5.2%	0.2	5.2%	5.0%
Total	$169.0	5.3%	$132.7	5.1%	78.5%
(1) For acquisitions and dispositions, the Cap Rate includes only income-producing properties. For the three months ended March 31, 2018, there were $38.8 million of acquisitions and $33.5 million of dispositions of non-income producing assets. Please see "common definitions" for a definition of Cap Rate and a description of its limitations.
(2) For acquisitions and dispositions, the KW Cap Rate include only income-producing properties at Kennedy Wilson's share. For the three months ended March 31, 2018, there were $38.8 million of acquisitions and $11.5 million of dispositions of non-income producing assets. Please see "common definitions" for a definition of KW cap rate and a description of its limitations.
(3) Kennedy Wilson's ownership is shown on a weighted-average basis based upon the aggregate purchase/sale price of each investment and Kennedy Wilson's ownership in each investment at the time of acquisition/disposition.

Kennedy-Wilson Holdings, Inc.
Segment Detail
(Unaudited)
(Dollars in millions)

	Three Months Ended March 31, 2018
	Investments	Services				Corporate	Consolidated
		Inv. Mgmt	Prop. Serv	Research	Subtotal		Total
Revenue
Rental	$134.3	$—	$—	$—	$—	$—	$134.3
Hotel	36.3	—	—	—	—	—	36.3
Sale of real estate	9.4	—	—	—	—	—	9.4
Investment management, property services and research fees	—	2.6	3.5	4.0	10.1	—	10.1
Loan purchases, loan originations and other	0.6	—	—	—	—	—	0.6
Total revenue	180.6	2.6	3.5	4.0	10.1	—	190.7
Operating expenses
Rental operating	41.6	—	—	—	—	—	41.6
Hotel operating	30.8	—	—	—	—	—	30.8
Cost of real estate sold	8.4	—	—	—	—	—	8.4
Commission and marketing	—	—	0.8	0.6	1.4	—	1.4
Compensation and related	16.2	3.5	2.3	3.0	8.8	14.6	39.6
General and administrative	7.2	1.2	0.6	1.1	2.9	1.3	11.4
Depreciation and amortization	55.7	—	—	—	—	—	55.7
Total operating expenses	159.9	4.7	3.7	4.7	13.1	15.9	188.9
Income from unconsolidated investments, net of depreciation and amortization	15.7	10.3	—	—	10.3	—	26.0
Operating income (loss)	36.4	8.2	(0.2)	(0.7)	7.3	(15.9)	27.8
Non-operating income (expense)
Gain on sale of real estate	28.0	—	—	—	—	—	28.0
Interest expense	(38.9)	—	—	—	—	(20.0)	(58.9)
Other expense	—	—	—	—	—	(0.5)	(0.5)
Income (loss) before provision for income taxes	25.5	8.2	(0.2)	(0.7)	7.3	(36.4)	(3.6)
Benefit from income taxes	0.6	—	—	—	—	2.0	2.6
Net income (loss)	26.1	8.2	(0.2)	(0.7)	7.3	(34.4)	(1.0)
Net loss attributable to noncontrolling interests	(1.4)	—	—	—	—	—	(1.4)
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$24.7	$8.2	$(0.2)	$(0.7)	$7.3	$(34.4)	$(2.4)

Add back (less) (Kennedy Wilson's Share):
Interest expense	$42.0	$—	$—	$—	$—	$20.0	$62.0
Depreciation and amortization	55.7	—	—	—	—	—	55.7
Provision for (benefit from) income taxes	(0.6)	—	—	—	—	(2.0)	(2.6)
Share-based compensation	—	—	—	—	—	9.9	9.9
Fees eliminated in consolidation	(2.8)	2.5	0.3	—	2.8	—	—
Adjusted EBITDA	$119.0	$10.7	$0.1	$(0.7)	$10.1	$(6.5)	$122.6

Kennedy-Wilson Holdings, Inc.
Segment Detail (continued)
(Unaudited)
(Dollars in millions)

	Three Months Ended March 31, 2017
	Investments	Services				Corporate	Consolidated
		Inv. Mgmt	Prop. Serv	Research	Subtotal		Total
Revenue
Rental	$124.3	$—	$—	$—	$—	$—	$124.3
Hotel	29.5	—	—	—	—	—	29.5
Sale of real estate	0.8	—	—	—	—	—	0.8
Investment management, property services and research fees	—	2.8	5.4	2.8	11.0	—	11.0
Loan purchases, loan originations and other	2.1	—	—	—	—	—	2.1
Total revenue	156.7	2.8	5.4	2.8	11.0	—	167.7
Operating expenses
Rental operating	36.0	—	—	—	—	—	36.0
Hotel operating	24.4	—	—	—	—	—	24.4
Cost of real estate sold	0.7	—	—	—	—	—	0.7
Commission and marketing	—	—	1.4	0.6	2.0	—	2.0
Compensation and related	10.6	3.2	3.0	2.7	8.9	13.2	32.7
General and administrative	6.1	1.3	0.8	0.8	2.9	1.0	10.0
Depreciation and amortization	49.7	—	—	—	—	—	49.7
Total operating expenses	127.5	4.5	5.2	4.1	13.8	14.2	155.5
Income from unconsolidated investments, net of depreciation and amortization	21.6	6.7	0.7	—	7.4	—	29.0
Operating income	50.8	5.0	0.9	(1.3)	4.6	(14.2)	41.2
Non-operating income (expense)
Gain on sale of real estate	5.4	—	—	—	—	—	5.4
Acquisition-related expenses	(0.3)	—	—	—	—	—	(0.3)
Interest expense	(34.4)	—	—	—	—	(15.6)	(50.0)
Other income (expense)	0.7	—	—	—	—	(0.2)	0.5
Income (loss) before (provision for) benefit from income taxes	22.2	5.0	0.9	(1.3)	4.6	(30.0)	(3.2)
(Provision for) benefit from income taxes	(0.9)	—	—	—	—	5.0	4.1
Net income (loss)	21.3	5.0	0.9	(1.3)	4.6	(25.0)	0.9
Net income attributable to noncontrolling interests	(0.1)	—	—	—	—	—	(0.1)
Net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$21.2	$5.0	$0.9	$(1.3)	$4.6	$(25.0)	$0.8

Add back (less) (Kennedy Wilson's Share):
Interest expense	$24.7	$—	$0.2	$—	$0.2	$15.6	$40.5
Depreciation and amortization	30.3	—	0.9		0.9	—	31.2
Provision for (benefit from) income taxes	(0.9)	—	—	—	—	(5.0)	(5.9)
Share-based compensation	—	—	—	—	—	10.7	10.7
Fees eliminated in consolidation	(7.2)	6.9	0.3	—	7.2	—	—
Adjusted EBITDA	$68.1	$11.9	$2.3	$(1.3)	$12.9	$(3.7)	$77.3

NON-GAAP PRO RATA FINANCIAL INFORMATION

The following non-GAAP Pro-rata information is not intended to be a presentation in accordance with GAAP. The Pro-rata financial information reflects our proportionate economic ownership of each asset in our portfolio that we do not wholly own. The amounts in the column labeled “KW Share of Unconsolidated Investments” were derived on a property-by-property basis by applying to each financial statement line item the ownership percentage interest used to arrive at our share of net income or loss during the period when applying the equity method of accounting to each of our unconsolidated joint ventures. A similar calculation was performed for the amounts in the column labeled “Noncontrolling Interests,” which represents the share of consolidated assets attributable to noncontrolling interests.

We do not control the unconsolidated investments and the presentations of the assets and liabilities and revenues and expenses do not represent our legal claim to such items. The operating agreements of the unconsolidated investments generally provide that partners may receive cash distributions (1) to the extent there is available cash from operations, (2) upon a capital event, such as a refinancing or sale or (3) upon liquidation of the venture. The amount of cash each partner receives is based upon specific provisions of each operating agreement and varies depending on factors including the amount of capital contributed by each partner and whether any contributions are entitled to priority distributions. Upon liquidation of the unconsolidated investments and after all liabilities, priority distributions and initial equity contributions have been repaid, the partners generally would be entitled to any residual cash remaining based on their respective legal ownership percentages. We provide this information because we believe it assists investors and analysts in estimating our economic interest in our unconsolidated investments when read in conjunction with the Company’s reported results under GAAP.

The presentation of Pro-rata financial information has limitations as an analytical tool. Some of these limitations include:

• The amounts shown on the individual line items were derived by applying our overall economic ownership interest percentage determined when applying the equity method of accounting and do not necessarily represent our legal claim to the assets and liabilities, or the revenues and expenses; and

• Other companies in our industry may calculate their pro rata interest differently than we do, which limits the usefulness of the amount in our pro rata financial statements as a comparative measure.

Because of these limitations, the pro rata financial information should not be considered in isolation or as a substitute for our financial statements as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using the Pro-rata financial information only supplementally.

Kennedy-Wilson Holdings, Inc.
Non-GAAP Pro-rata Financial Information
(Unaudited, Dollars in millions)

	March 31, 2018		December 31, 2017
	Non-GAAP	Non-GAAP	Non-GAAP	Non-GAAP
	Noncontrolling Interests (2)	KW Share of Unconsolidated Investments (3)	Noncontrolling Interests (2)	KW Share of Unconsolidated Investments (3)
Assets
Cash and cash equivalents	$(42.2)	$26.2	$(21.4)	$23.6
Accounts receivable	(2.5)	3.7	(2.8)	3.5
Real estate and acquired in place lease values, net of accumulated depreciation and amortization (1)	(511.0)	1,067.5	(484.4)	970.6
Loan purchases and originations	—	—	—	—
Unconsolidated investments	—	(544.1)	—	(519.3)
Other assets	(27.3)	98.7	(42.0)	148.9
Total assets	$(583.0)	$652.0	$(550.6)	$627.3

Liabilities
Accounts payable	$(3.8)	$—	$(3.4)	$—
Accrued expenses and other liabilities	(45.5)	15.8	(37.4)	14.0
Mortgage debt	(312.4)	636.2	(297.9)	613.3
KWE unsecured bonds	—	—	—	—
KW unsecured debt	—	—	—	—
Total liabilities	(361.7)	652.0	(338.7)	627.3
Equity
Total Kennedy-Wilson Holdings, Inc. shareholders’ equity	—	—	—	—
Noncontrolling interests	(221.3)	—	(211.9)	—
Total equity	(221.3)	—	(211.9)	—
Total liabilities and equity	$(583.0)	$652.0	$(550.6)	$627.3
(1) Includes Kennedy Wilson's total share of accumulated depreciation and amortization of $44.0 million and $85.8 million relating to noncontrolling interests and unconsolidated investments, and $41.6 million and $81.5 million relating to noncontrolling interests and unconsolidated investments, as of March 31, 2018 and December 31, 2017, respectively.
(2) Represents the portion of equity ownership in a consolidated subsidiary not attributable to Kennedy Wilson.
(3) Represents Kennedy Wilson's pro-rata share of unconsolidated joint-ventures.

Kennedy-Wilson Holdings, Inc.
Non-GAAP Pro-rata Financial Information
(Unaudited, Dollars in millions)

	1Q - 2018		1Q - 2017
	Non-GAAP	Non-GAAP	Non-GAAP	Non-GAAP
	Noncontrolling Interests(1)	KW Share of Unconsolidated Investments(2)	Noncontrolling Interests(1)	KW Share of Unconsolidated Investments(2)
Revenue
Rental	$(7.7)	$22.6	$(53.8)	$21.0
Hotel	(7.4)	—	(11.2)	—
Sale of real estate	(5.4)	3.1	(0.6)	17.2
Investment management, property services and research fees	2.8	10.3	7.2	9.4
Loan purchases, loan originations and other	—	—	(1.4)	—
Total revenue	(17.7)	36.0	(59.8)	47.6
Operating expenses
Rental operating	(2.1)	9.4	(13.4)	9.3
Hotel operating	(5.5)	—	(9.9)	—
Cost of real estate sold	(4.8)	3.1	(0.5)	14.1
Commission and marketing	—	—	—	—
Compensation and related	—	—	(0.3)	0.3
General and administrative	—	—	(1.7)	1.0
Depreciation and amortization	(3.6)	3.5	(22.8)	4.3
Total operating expenses	(16.0)	16.0	(48.6)	29.0
Income from unconsolidated investments, net of depreciation and amortization	(0.4)	(25.6)	(0.5)	(28.5)
Operating income	(2.1)	(5.6)	(11.7)	(9.9)
Non-operating income (expense)
Gain on sale of real estate	—	0.3	(1.9)	0.6
Acquisition-related gains	—	—	—	—
Acquisition-related expenses	—	—	—	—
Interest expense	2.1	(5.2)	15.0	(5.5)
Other income (expense)	(1.4)	(1.6)	(3.3)	(1.4)
Fair Value/Other Adjustments (3)	—	12.1	—	16.2
(Loss) income before provision for income taxes	(1.4)	—	(1.9)	—
Benefit from (provision for) income taxes	—	—	1.8	—
Net income (loss)	(1.4)	—	(0.1)	—
Net loss (income) attributable to noncontrolling interests	1.4	—	0.1	—
Preferred stock dividends and accretion of issuance costs	—	—	—	—
Net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$—	$—	$—	$—
(1) Represents the portion of equity ownership in a consolidated subsidiary not attributable to Kennedy Wilson.
(2) Represents Kennedy Wilson's pro-rata share of unconsolidated joint-ventures.
(3) Includes the reclassification of cumulative unrealized fair value gains/losses on unconsolidated investments, as realized.

APPENDIX

Kennedy-Wilson Holdings, Inc.
Reconciliation of Kennedy Wilson's Share Amounts
(Unaudited, Dollars in millions)

	Three Months Ended
	March 31,
	2018	2017
Interest expense - investment (Kennedy Wilson's Share)
Interest expense - investment	38.9	34.4
Interest expense (attributable to noncontrolling interests)	(2.0)	(15.0)
Kennedy Wilson's share of interest expense included in unconsolidated investments	5.1	5.5
Interest expense - investment (Kennedy Wilson's Share)	$42.0	$24.9

Interest expense - corporate (Kennedy Wilson's Share)
Interest expense - corporate	20.0	15.6
Interest expense - corporate (Kennedy Wilson's Share)	$20.0	$15.6

Depreciation and amortization (Kennedy Wilson's Share)
Depreciation and amortization	55.7	49.7
Depreciation and amortization (attributable to noncontrolling interests)	(3.5)	(22.8)
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	3.5	4.3
Depreciation and amortization (Kennedy Wilson's Share)	$55.7	$31.2

Provision for (benefit from) income taxes (Kennedy Wilson's Share)
Provision for (benefit from) income taxes	(2.6)	(4.1)
Provision for (benefit from) income taxes (attributable to noncontrolling interests)	—	(1.8)
Provision for (benefit from) income taxes (Kennedy Wilson's Share)	$(2.6)	$(5.9)

Kennedy-Wilson Holdings, Inc
Same Property Reconciliation
(Unaudited, Dollars in millions)

	1Q - 2018		1Q - 2017
	Same Property		Same Property
	Revenue	NOI	Revenue	NOI
Operating Income	$27.8	$27.8	$41.2	$41.2
Less: Sale of real estate	(9.4)	(9.4)	(0.8)	(0.8)
Less: Investment management, property services and research fees	(10.1)	(10.1)	(11.0)	(11.0)
Less: Loans and other income	(0.6)	(0.6)	(2.1)	(2.1)
Add: Rental operating	41.6	—	36.0	—
Add: Hotel operating	30.8	—	24.4	—
Add: Cost of real estate sold	8.4	8.4	0.7	0.7
Add: Commission and marketing	1.4	1.4	2.0	2.0
Add: Compensation and related	39.6	39.6	32.7	32.7
Add: General and administrative	11.4	11.4	10.0	10.0
Add: Depreciation and amortization	55.7	55.7	49.7	49.7
Less: Income from unconsolidated investments	(26.0)	(26.0)	(29.0)	(29.0)
Property-Level (Consolidated)	$170.6	$98.2	$153.8	$93.4
Less: NCI adjustments (1)	(14.3)	(6.5)	(13.3)	(5.8)
Add: Unconsolidated investment adjustments (2)	16.5	11.2	15.0	10.0
Add: Straight-line and above/below market rents	(4.6)	(4.6)	(2.8)	(2.8)
Less: Reimbursement of recoverable operating expenses	(9.6)	—	(7.1)	—
Less: Properties bought and sold (3)	(16.4)	(9.4)	(15.3)	(6.5)
Less: Other properties excluded (4)	(6.7)	(1.1)	(7.8)	(0.9)
Other Reconciling Items (5)	(3.6)	1.6	5.3	(1.7)
Same Property	$131.9	$89.4	$127.8	$85.7

	1Q - 2018		1Q - 2017
	Same Property		Same Property
Same Property (Reported)	Revenue	NOI	Revenue	NOI
Commercial - Same Property	$51.7	$47.0	$50.3	$46.1
Multifamily Market Rate Portfolio - Same Property	49.7	33.9	47.0	31.5
Multifamily Affordable Portfolio - Same Property	7.0	4.8	6.7	4.5
Hotel - Same Property	23.5	3.7	23.8	3.6
Same Property	$131.9	$89.4	$127.8	$85.7
(1) Represents rental revenue and operating expenses and hotel revenue and operating expenses attributable to non-controlling interests.
(2) Represents the Company’s share of unconsolidated investment rental revenues and net operating income, as applicable, which are within the applicable same property population.
(3) Represents properties excluded from the same property population that were purchased or sold during the applicable period.
(4) Represents properties excluded from the same property population that were not during the applicable period.
(5) Represents other properties excluded from the same property population that were not classified as either a commercial or multifamily property within the Company’s portfolio. Also includes immaterial adjustments for foreign exchange rates, changes in ownership percentages, and certain non-recurring income and expenses.

Kennedy-Wilson Holdings, Inc.
Total Debt Exposure
As of March 31, 2018
(Unaudited, Dollars in millions)

Kennedy Wilson has exposure to fixed and floating rate debt through its corporate debt along with debt encumbering its consolidated properties and its joint venture investments. The table below details Kennedy Wilson's total consolidated and unconsolidated debt by interest rate type.

(Dollars in millions)	Fixed Rate Debt	Floating with Interest Rate Caps	Floating without Interest Rate Caps	Total Debt
Secured Investment Level Debt(1)	$2,713.5	$1,506.6	$1,354.6	$5,574.7
Kennedy Wilson Europe Unsecured Bonds	1,378.8	—	—	1,378.8
KW Unsecured Debt	1,150.0	—	125.0	1,275.0
Total	$5,242.3	$1,506.6	$1,479.6	$8,228.5
% of Total Debt	64%	18%	18%	100%

(1) Represents $3,293.8 million of consolidated investment debt and $2,280.9 million of unconsolidated investment level debt. Approximately 97% of such investment level debt is non-recourse to the Company.

Kennedy-Wilson Holdings, Inc.
Investment Account - 2018
(Unaudited, Dollars in millions)
The investment account represents the total carrying value of our equity, before depreciation and amortization. Below is a summary of our investment account by product type and geography:

March 31, 2018
Real estate and acquired in-place lease values, gross of accumulated depreciation and amortization of $605.7	$7,271.3
Loan purchases and originations	29.7
Investment debt	(3,272.9)
KWE unsecured debt	(1,369.5)
Cash held by consolidated investments	345.4
Unconsolidated investments, gross of accumulated depreciation and amortization of $63.6(1)	564.5
Net hedge liability	(116.6)
Other	(23.2)
Consolidated investment account	3,428.7
Add back:
Noncontrolling interests on investments, gross of depreciation and amortization of $44.0	(265.3)
Investment account	$3,163.4
(1) Excludes $43.2 million relating to accrued performance fees relating to carried interest in unconsolidated investments.

Investment Account Detail at March, 2018	Multifamily	Commercial	Residential and Other	Hotel	Total
Western U.S.	$794.6	$406.4	$172.2	$95.6	$1,468.8
United Kingdom	117.9	1,352.4	4.5	98.2	1,573.0
Ireland	258.2	519.5	28.7	144.0	950.4
Italy	—	225.8	—	—	225.8
Spain	—	108.7	—	—	108.7
Japan	—	—	1.3	—	1.3
Non-Real Estate Investments					18.2
Cash and net hedge liability					186.7
KWE unsecured debt					(1,369.5)
Total	$1,170.7	$2,612.8	$206.7	$337.8	$3,163.4